Exhibit 21.1

STARWOOD WAYPOINT RESIDENTIAL TRUST SUBSIDIARIES

(immediately following the separation and distribution)

Subsidiary	State/Country of Incorporation/Formation
PrimeStar Fund I GP, L.L.C.	Delaware
PrimeStar Fund I TRS, Inc.	Delaware
PrimeStar Fund I TRS, L.L.C.	Delaware
PrimeStar Fund I, L.P.	Delaware
PrimeStar-F Fund I, L.L.C. (Series L.L.C.)	Delaware
PrimeStar-F Fund I Trust	Delaware
PrimeStar-H Fund I Trust	Delaware
PrimeStar-H Fund I, L.L.C. (Series L.L.C.)	Delaware
SRP 643 Sub II TRS, Inc.	Delaware
SRP 643 Sub II, LLC	Delaware
SRP 643 Sub TRS, Inc.	Delaware
SRP 643 Sub, LLC	Delaware
SRP PrimeStar, L.L.C.	Delaware
SRP Sub, LLC	Delaware
SRP TRS Sub, Inc.	Delaware
SRP TRS Sub, LLC	Delaware
Starwood Waypoint Residential GP, Inc.	Delaware
Starwood Waypoint Residential Partnership, L.P.	Delaware